EXHIBIT 16

BRAVERMAN INTERNATIONAL, P.C.
Certified Public Accountants
1255 McDonald Drive
PRESCOTT, AZ 86303
CELL 602-881-3870
PHONE 928-771-1122, FAX 928-777-8378
hiluv007@aol.com

May 2, 2008

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

The firm of Braverman International, P.C. was previously principal accountant for Cable Net, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2006 and 2005.  Effective February 17, 2008, we voluntarily terminated the Company as principal accountants.  We have read the Company's statements included under Item 4 of its Form 8-K dated February 17, 2008, and we agree with such statements.

Very truly, yours,

/s/ Braverman International, P.C.

Braverman International, P.C.
Prescott, Arizona